Exhibit 99.1

ARIAD Announces Preliminary Data from Pivotal Pace Trial of Ponatinib, Its Investigational pan-BCR-ABL Inhibitor

~ Substantial anti-leukemic activity in CML patients who have become resistant or intolerant to available tyrosine kinase inhibitors

~ Major molecular and complete cytogenetic responses emerging in heavily pretreated patients

~ Investor meeting and webcast to be held tomorrow morning at 7:00 am (PST)

SAN DIEGO, Calif. & CAMBRIDGE, Mass.--(BUSINESS WIRE)--December 11, 2011--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced preliminary clinical data from the pivotal PACE trial -- a fully enrolled and ongoing Phase 2 study of its investigational pan-BCR-ABL inhibitor, ponatinib, in patients with chronic myeloid leukemia (CML) or Philadelphia-positive acute lymphoblastic leukemia (Ph+ ALL), who are resistant or intolerant to dasatinib or nilotinib or who have the T315I mutation. These initial data demonstrate that 47 percent of chronic-phase CML patients in the trial achieved a major cytogenetic response to date, including 65 percent of patients who have a T315I mutation. Approximately half of these patients had no more than a single bone-marrow assessment, while the remainder had two or more assessments.

The preliminary data are being featured today at 4:30 p.m. (PST) in an oral presentation at the 53rd Annual Meeting of the American Society of Hematology (ASH) being held in San Diego, CA.

“The preliminary findings from the global PACE trial confirm strong clinical evidence of the anti-leukemic activity of ponatinib in patients who are resistant or intolerant to dasatinib or nilotinib, or who have the T315I mutation for which there are no currently available treatments,” stated Jorge Cortes, M.D., professor and deputy chair, Department of Leukemia, The University of Texas M.D. Anderson Cancer Center, Houston, TX.

“These results are very attractive even at this early stage of the study when most patients have only had one or two assessments for cytogenetic response because of the short follow-up,” he added. “We know from the Phase 1 clinical trial of ponatinib that response rates increase over time, and we expect this to be the same on PACE. We are very pleased with the strength of these preliminary data that are similar to initial response results reported in the Phase 1 setting.”

Preliminary Results Presented at ASH

  Trial Design
    The trial is fully enrolled with 449 patients entered over 13 months.
    Efficacy data were reported at ASH on 392 evaluable patients in six pre-specified cohorts at 45 mg of ponatinib administered orally once daily.
    Patients were assigned to a cohort based on their phase of disease (chronic-phase, accelerated-phase or blast-phase CML/Ph+ALL) and T315I mutation status (with or without the mutation).
    Ninety-four percent of the patients in the trial had received at least two tyrosine kinase inhibitors prior to enrollment. Fifty-nine percent of the patients had received three or more tyrosine kinase inhibitors prior to enrollment.
    Chronic-phase patients had bone marrow assessments approximately every three months for determination of cytogenetic response.
    The T315I mutation status was determined by a standardized Sanger sequencing test by MolecularMD in Portland, OR.
  Chronic-phase CML patients evaluable for cytogenetic (N=248) and hematologic response (N=271)
    Across all evaluable chronic-phase patients in the trial, 47% (116 of 248) achieved a major cytogenetic response (MCyR) to date, with 39% achieving a complete cytogenetic response (CCyR). The median follow up of the chronic-phase CML patients is 5.6 months. MCyR is the primary end-point for chronic-phase CML patients in this pivotal trial of ponatinib.
    Of the 57 evaluable chronic-phase CML patients with the T315I mutation, 65% (37 of 57) of these patients have so far achieved a MCyR, with 58% achieving a CCyR. The MCyR rate in evaluable chronic-phase patients without the T315I mutation was 41% (79 of 191).
    Nineteen percent (51 of 265) of chronic-phase patients achieved a major molecular response (MMR). Of 60 chronic-phase patients with the T315I mutation, 33% (20 of 60) attained a MMR.
  Advanced phases of CML patients evaluable for response (N=144)
    Seventy-four percent (31 of 42) of accelerated-phase patients in the resistant or intolerant cohort achieved a major hematologic response (MaHR) at this time. Forty-six percent (6 of 13) of accelerated-phase patients with the T315I mutation achieved a MaHR. MaHR is the primary end-point in accelerated and blast-phase CML or Ph+ALL patients in the trial.
    Thirty-seven percent (17 of 46) of blast-phase CML or Ph+ALL patients in the resistant or intolerant group achieved a MaHR. Similarly, 37% percent (16 of 43) of blast-phase CML or Ph+ALL patients with the T315I mutation also had a MaHR.
    Thirty-two percent (17 of 54) of accelerated phase patients and 34% (14 of 41) of blast phase or Ph+ALL patients in the resistant or intolerant cohorts achieved a MCyR. Eleven percent (6 of 54) of patients in accelerated phase and 27 percent (11 of 41) of patients in blast phase or Ph+ALL in this same group achieved a CCyR.
  Safety profile (N=449)
    Initial safety data show ponatinib to be well tolerated.
    The most common adverse events considered related to ponatinib included rash (in 32% of patients), thrombocytopenia (31%), dry skin (24%), abdominal pain (19%), and headache (17%). Elevated serum lipase, nausea, fatigue and myalgia were observed less frequently. These effects were mostly grade 1 or 2 and were well tolerated by patients in the trial.
    The incidence of pancreatitis across the study and including all grades was 6%. No patient discontinued participation in the trial due to pancreatitis. Pancreatitis was previously determined to be the dose-limiting toxicity of ponatinib in the Phase 1 trial.
    Four on-study deaths were deemed by investigators as possibly or probably related to ponatinib treatment; three of these had advanced-phase CML or Ph+ ALL. All four of these patients had complex, confounding medical conditions. Based on data entered into the clinical database by investigators, the deaths were due to pneumonia, fungal pneumonia, gastric hemorrhage and cardiac arrest (one each). There was no evidence of any ponatinib-specific findings emerging.

“These preliminary results of the PACE trial show beneficial responses to ponatinib and a molecular response rate that already compares favorably to MMR rates seen with imatinib -- the most commonly used treatment for newly diagnosed CML patients,” said Frank G. Haluska, M.D., Ph.D., vice president and chief medical officer of ARIAD. “The early response rates are highly encouraging, with a 47 percent major cytogenetic response rate in this heavily pretreated patient population with chronic-phase CML, including a 65 percent major cytogenetic response rate in patients with the T315I mutation for whom none of the approved therapies is effective.”

“Importantly, this initial assessment of the PACE trial provides further evidence of a favorable safety and tolerability profile of ponatinib in resistant or intolerant CML patients. The adverse event profile is similar to what was seen in the earlier Phase 1 study of ponatinib, although the incidence of pancreatitis is less in the PACE trial. The four deaths that were deemed to be treatment related were likely linked to the advanced nature of their disease, including the myelosuppressive effects of ponatinib on already badly damaged bone marrows,” added Dr. Haluska.

Investor Meeting Tomorrow at 7 am (PST)

ARIAD will hold an investor meeting and webcast at 7:00 am (PST) on Monday, December 12, 2011 to review these data being presented at ASH. The event will feature Moshe Talpaz, M.D., Associate Director of Translational Research and Associate Chief of Hematologic Malignancies, Trotman Professor of Leukemia Research at the University of Michigan Medical Center. Dr. Talpaz is an investigator in the Phase 1 and Phase 2 trials of ponatinib. This event is being held at the Westin Gaslamp Quarter Hotel for ARIAD’s research analysts and for institutional investors attending the ASH conference and will be webcast live on the investor relations page of the Company's website at http://investor.ariad.com

A replay of this investor event will be available on the ARIAD website approximately three hours after the presentation and will be archived for four weeks. To ensure a timely connection to the live webcast, participants should log onto the webcast at least fifteen minutes prior to the scheduled start time.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to more aggressive phases such as accelerated or blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. Because both of these diseases express the BCR-ABL protein, this would render them potentially susceptible to treatment with ponatinib.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to three internally discovered, molecularly targeted product candidates for drug-resistant and difficult-to-treat cancers, including certain forms of chronic myeloid leukemia, soft tissue and bone sarcomas and non-small cell lung cancer. For additional information, visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the updated clinical data for ponatinib, the positive treatment effects of ponatinib over time and the timing of future data analyses. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
For Investors
Maria E. Cantor, 617-621-2208
Maria.cantor@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com